Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2020 Second Quarter;
Reaffirms Fiscal 2020 Guidance
DALLAS (May 6, 2020) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its second fiscal quarter ended March 31, 2020.

Highlights

•	Earnings per diluted share of $3.42 for the six months ended March 31, 2020; $1.95 per diluted share for the second fiscal quarter

•	Consolidated net income of $418.3 million for the six months ended March 31, 2020; $239.6 million for the second fiscal quarter

•	Capital expenditures were $994.7 million for the six months ended March 31, 2020, an increase of 28 percent

•	Approximately 87 percent of capital spending related to system safety and reliability investments
Outlook

•	Although the impacts of the pandemic remain uncertain, at this time Atmos Energy is not changing guidance for fiscal 2020 earnings per diluted share of $4.58 to $4.73.

•	Capital expenditures are expected to be in the range of $1.85 billion to $1.95 billion in fiscal 2020.

•
The company's Board of Directors has declared a quarterly dividend of $0.575 per common share. The indicated annual dividend for fiscal 2020 is $2.30, which represents a 9.5% increase over fiscal 2019.

“Our second quarter and six months ended March 31, 2020, results reflect the ongoing dedication and commitment of our 4,800 employees to provide our customers safe and reliable natural gas service,” said Kevin Akers, President and Chief Executive Officer of Atmos Energy Corporation. "As we move into the remainder of our fiscal year, we are positioned to focus on the health and safety of our employees, customers and communities as we execute our proven strategy of safely operating and modernizing our natural gas distribution and transmission system."

Results for the Three Months Ended March 31, 2020
Consolidated operating income increased $33.7 million to $331.4 million for the three months ended March 31, 2020, from $297.7 million in the prior-year quarter. Positive rate case outcomes in both segments and customer growth in our distribution segment were partially offset by increased depreciation expense.
Distribution operating income increased $24.5 million to $253.5 million for the three months ended March 31, 2020, compared with $229.0 million in the prior-year quarter. The increase primarily reflects a $28.6 million increase in rates and a $4.5 million increase from customer growth, mostly in the Mid-Tex and Kentucky/Mid-States divisions, partially offset by a $2.5 million increase in employee costs and a $6.4 million increase in depreciation expense due to increased capital investments.
Pipeline and storage operating income increased $9.2 million to $77.9 million for the three months ended March 31, 2020, compared with $68.7 million in the prior-year quarter. This increase is attributable to a $12.9 million increase in rates, due to the GRIP filings approved in fiscal 2019, partially offset by a $2.8 million increase in depreciation expense due to increased capital investments.

Results for the Six Months Ended March 31, 2020
Consolidated operating income increased $50.1 million to $584.2 million for the six months ended March 31, 2020, compared to $534.1 million in the prior year, which primarily reflects positive rate outcomes and customer growth in our distribution business, partially offset by higher operation and maintenance, depreciation and property tax expenses.
Distribution operating income increased $35.4 million to $433.8 million for the six months ended March 31, 2020, compared with $398.4 million in the prior year. The increase reflects a net $56.0 million increase in rates. In addition, customer growth increased $8.5 million, mainly in our Mid-Tex division. These increases were partially offset by a decrease in consumption of $1.5 million, primarily in our Louisiana division, a $6.8 million increase in operation and maintenance expense due primarily to higher employee and information technology costs and pipeline and maintenance activities, as well as a $15.6 million increase in depreciation and property tax expenses associated with increased capital investments.
Pipeline and storage operating income increased $14.7 million to $150.4 million for the six months ended March 31, 2020, compared with $135.7 million in the prior year. This increase is primarily attributable to a $26.6 million increase in revenue from our GRIP filing approved in fiscal 2019, partially offset by a $5.3 million increase in operation and maintenance expense primarily due to well integrity costs and a $5.4 million increase in depreciation expense due to increased capital investments.
Capital expenditures increased $217.1 million to $994.7 million for the six months ended March 31, 2020, compared with $777.6 million in the prior year, due to continued spending for infrastructure replacements and enhancements.
For the six months ended March 31, 2020, the company generated operating cash flow of $633.8 million, a $72.9 million increase compared with the six months ended March 31, 2019. The year-over-year increase reflects the positive cash effects of successful rate case outcomes achieved in fiscal 2019 and working capital changes, primarily as a result of the timing of gas cost recoveries under our purchase gas cost mechanisms.
Our equity capitalization ratio at March 31, 2020 was 58.2%, compared with 59.0% at September 30, 2019. The decrease primarily reflects the effects of higher short-term debt balances as of March 31, 2020 and long-term debt issuances in October 2019.

Conference Call to be Webcast May 7, 2020
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2020 second quarter financial results on Thursday, May 7, 2020, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the following: the outbreak of COVID-19 and its impact on business and economic conditions; federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; the inability to continue to hire, train and retain operational, technical and managerial personnel; the impact of climate change; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; and natural disasters, terrorist activities or other significant events, all of which are difficult to predict and many of which are beyond our control.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.

About Atmos Energy
Atmos Energy Corporation is the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. An S&P 500 company headquartered in Dallas, Atmos Energy serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.  Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31
(000s except per share)	2020	2019
Operating revenues
Distribution segment	$933,005	$1,057,889
Pipeline and storage segment	146,237	135,650
Intersegment eliminations	(101,577)	(98,894)
	977,665	1,094,645
Purchased gas cost
Distribution segment	418,935	570,348
Pipeline and storage segment	202	(90)
Intersegment eliminations	(101,254)	(98,582)
	317,883	471,676
Operation and maintenance expense	147,824	149,427
Depreciation and amortization	105,916	96,772
Taxes, other than income	74,604	79,093
Operating income	331,438	297,677
Other non-operating income (expense)	(2,989)	4,232
Interest charges	22,171	26,949
Income before income taxes	306,278	274,960
Income tax expense	66,632	60,072
Net income	$239,646	$214,888

Basic net income per share	$1.95	$1.83
Diluted net income per share	$1.95	$1.82
Cash dividends per share	$0.575	$0.525
Basic weighted average shares outstanding	122,916	117,581
Diluted weighted average shares outstanding	122,997	117,756

	Three Months Ended March 31
Summary Net Income by Segment (000s)	2020	2019
Distribution	$187,064	$172,193
Pipeline and storage	52,582	42,695
Net income	$239,646	$214,888

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31
(000s except per share)	2020	2019
Operating revenues
Distribution segment	$1,761,509	$1,896,724
Pipeline and storage segment	294,413	270,120
Intersegment eliminations	(202,694)	(194,417)
	1,853,228	1,972,427
Purchased gas cost
Distribution segment	816,493	1,008,080
Pipeline and storage segment	301	(448)
Intersegment eliminations	(202,043)	(193,791)
	614,751	813,841
Operation and maintenance expense	300,069	288,027
Depreciation and amortization	210,978	192,837
Taxes, other than income	143,211	143,581
Operating income	584,219	534,141
Other non-operating income (expense)	1,898	(3,491)
Interest charges	49,400	54,798
Income before income taxes	536,717	475,852
Income tax expense	118,398	103,318
Net income	$418,319	$372,534

Basic net income per share	$3.43	$3.22
Diluted net income per share	$3.42	$3.21
Cash dividends per share	$1.15	$1.05
Basic weighted average shares outstanding	122,015	115,690
Diluted weighted average shares outstanding	122,179	115,794

	Six Months Ended March 31
Summary Net Income by Segment (000s)	2020	2019
Distribution	$316,821	$286,578
Pipeline and storage	101,498	85,956
Net income	$418,319	$372,534

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2020	2019
Net property, plant and equipment	$12,548,240	$11,787,669
Cash and cash equivalents	320,099	24,550
Accounts receivable, net	377,817	230,571
Gas stored underground	68,061	130,138
Other current assets	63,584	72,772
Total current assets	829,561	458,031
Goodwill	730,706	730,706
Deferred charges and other assets	607,891	391,213
	$14,716,398	$13,367,619

Shareholders' equity	$6,304,415	$5,750,223
Long-term debt	4,328,866	3,529,452
Total capitalization	10,633,281	9,279,675
Accounts payable and accrued liabilities	190,088	265,024
Other current liabilities	543,248	479,501
Short-term debt	199,923	464,915
Current maturities of long-term debt	131	—
Total current liabilities	933,390	1,209,440
Deferred income taxes	1,421,779	1,300,015
Regulatory excess deferred taxes	694,433	705,101
Deferred credits and other liabilities	1,033,515	873,388
	$14,716,398	$13,367,619

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2020	2019
Cash flows from operating activities
Net income	$418,319	$372,534
Depreciation and amortization	210,978	192,837
Deferred income taxes	110,664	96,885
Other	7,144	5,334
Changes in assets and liabilities	(113,330)	(106,761)
Net cash provided by operating activities	633,775	560,829
Cash flows from investing activities
Capital expenditures	(994,737)	(777,586)
Proceeds from the sale of discontinued operations	—	4,000
Debt and equity securities activities, net	(1,131)	777
Other, net	4,631	4,388
Net cash used in investing activities	(991,237)	(768,421)
Cash flows from financing activities
Net decrease in short-term debt	(264,992)	(575,780)
Proceeds from issuance of long-term debt, net of premium/discount	799,450	1,045,221
Net proceeds from equity offering	258,047	494,085
Issuance of common stock through stock purchase and employee retirement plans	8,321	10,344
Settlement of interest rate swaps	—	(90,141)
Repayment of long-term debt	—	(450,000)
Cash dividends paid	(140,077)	(120,328)
Debt issuance costs	(7,738)	(11,227)
Net cash provided by financing activities	653,011	302,174
Net increase in cash and cash equivalents	295,549	94,582
Cash and cash equivalents at beginning of period	24,550	13,771
Cash and cash equivalents at end of period	$320,099	$108,353

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2020	2019	2020	2019
Consolidated distribution throughput (MMcf as metered)	163,870	185,432	303,428	328,178
Consolidated pipeline and storage transportation volumes (MMcf)	143,465	165,369	299,994	335,896
Distribution meters in service	3,312,616	3,279,005	3,312,616	3,279,005
Distribution average cost of gas	$3.51	$4.10	$3.74	$4.18
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